Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

Ambitious Entertainment, Inc.

(cont'd)

The articles have been amended as follows:

1. The first sentence of Article IV of the Articles of Incorporation is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

   "The corporation shall have the authority to issue an aggregate of one hundred and fifty one million (151,000,000) shares of capital stock, par value $0.0001 per share, comprised of one hundred and fifty million (150,000,000) shares of common stock and one million (1,000,000) shares of preferred stock.

   The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series. The powers, preferences, and relative, participating, optional, and other special rights of each series of preferred stock, and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding."

2. The following Certificate of Designations, Rights and Preferences for the Series A Preferred Stock is hereby added to the Articles:

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
OF
SERIES A PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE
NEVADA REVISED STATUTES

Pursuant to Section 78.1955 of the Nevada Revised Statutes, the undersigned does hereby certify, on behalf of Ambitious Entertainment, Inc., a Nevada corporation ("Company"), that the following resolution was duly adopted by the board of directors of the Company (the "Board") pursuant to Article X of the Articles of Incorporation of the Company, as amended.

WHEREAS, the Amended and Restated Articles of Incorporation of the Company (the "Articles of Incorporation") authorizes the issuance of up to one million (1,000,000) shares of preferred stock, par value $0.0001 per share, of the Company ("Preferred Stock") in one or more series, which Preferred Stock shall have such distinctive designation or title, voting powers or no voting powers, and such preferences, rights, qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof;

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (this "Certificate of Designation") establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

TERMS OF SPECIAL VOTING PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series A Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be ______. The outstanding shares of Preferred Stock shall have a par value of $0.0001 per share.

Section 2. Dividends. The holder of record of the shares Preferred Stock shall not be entitled to receive any dividends declared and paid by the Company.

Section 3. Voting Rights. The holders of record of the shares of Preferred Stock, except as otherwise required under applicable law, shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of record of the Preferred Stock shall not be entitled to receive any assets of the Company available for distribution to its stockholders.

Section 5. Other Provisions.

(a) The holders of record of the shares of Preferred Stock shall not have any rights hereunder to convert such shares into, or exchange such shares for, shares of any other series or class of capital stock of the Company.

(b) The effective date of this Certificate of Designation shall be upon filing with the Nevada Secretary of State.

Section 6. No Other Rights or Privileges. Except as specifically set forth herein, the holders of the shares of Preferred Stock shall have no other rights, privileges or preferences with respect to the Preferred Stock.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this __ day of _____, 2024.

AMBITIOUS ENTERTAINMENT, INC.

____

Name: Kirk Shaw
Title: Chief Executive Officer